EXHIBIT 99.A

             PORTIONS OF THE PROXY STATEMENT FOR THE ANNUAL MEETING
                    OF SHAREHOLDERS TO BE HELD APRIL 23, 1997

                               VISTA BANCORP, INC.


                    PROXY STATEMENT FOR THE ANNUAL MEETING OF
                     SHAREHOLDERS TO BE HELD APRIL 23, 1997


                                     GENERAL

Introduction, Date, Place and Time of Meeting
---------------------------------------------

                  This Proxy Statement is being furnished for the solicitation by the Board of Directors of Vista Bancorp, Inc. ("Vista"), a New Jersey business corporation, of proxies to be voted at the Annual Meeting of Shareholders of Vista to be held at the Administrative Offices of Vista, 305 Roseberry Street, Post Office Box 5360, Phillipsburg, New Jersey 08865, on Wednesday, April 23, 1997, at 9:30 a.m., prevailing time, or at any adjournment or postponement of the Annual Meeting.

                  The principal executive office of Vista is located at 305 Roseberry Street, Post Office Box 5360, Phillipsburg, New Jersey 08865. The telephone number for Vista is (908) 859-9500. All inquiries should be directed to Jill A. Pursell, Assistant Vice President/Secretary. This Proxy Statement and the enclosed form of proxy (the "Proxy") are first being sent to shareholders of Vista on March 19, 1997.

Solicitation
------------

                  Shares represented by proxies on the accompanying Proxy, if properly signed and returned, will be voted in accordance with the specifications made thereon by the shareholders. Any Proxy not specifying to the contrary will be voted: (1) for the election of the three nominees as Class B director named below; (2) for the approval of Rudolph, Palitz LLP, Certified Public Accountants, of Plymouth Meeting, Pennsylvania ("Rudolph, Palitz LLP") as the independent auditors for the fiscal year ending December 31, 1997; (3) for the approval to amend and restate the Vista Employee Stock Purchase Plan ("Employee Stock Plan"); (4) for the approval to amend and restate the Vista Board of Directors Stock Purchase Plan ("Directors Stock Plan"); and (5) for the approval to amend Item 21 of the Vista Dividend Reinvestment and Stock Purchase Plan ("Dividend Reinvestment Plan"). Execution and return of the enclosed Proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person.

                  The cost of preparing, assembling, mailing and soliciting proxies will be borne by Vista. In addition to the use of the mails, certain directors, officers and employees of Vista intend to solicit proxies personally and by telephone and telefacsimile. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of stock held of record by these persons, and, upon request therefor, Vista will reimburse them for their reasonable forwarding expenses.

Right of Revocation
-------------------

                  A shareholder who returns a Proxy may revoke it at any time before it is voted by: (1) delivering written notice of revocation to Jill A. Pursell, Assistant Vice President/Secretary, Vista Bancorp, Inc., 305 Roseberry Street, Post Office Box 5360, Phillipsburg, New Jersey 08865, telephone: (908) 895-9559; (2) executing a later-dated Proxy and giving written notice thereof to the Secretary of Vista; or (3) voting in person after giving written notice to the Secretary of Vista.

Voting Securities, Record Date and Quorum
-----------------------------------------

                  At the close of business on March 12, 1997, Vista had outstanding 4,105,484 shares of common stock, $.50 par value, the only authorized class of stock (the "Common Stock"). A majority of the outstanding shares will constitute a quorum at the Annual Meeting.

                  Only holders of Common Stock of record at the close of business on March 12, 1997, will be entitled to notice of and to vote at the Annual Meeting. Cumulative voting rights exist with respect to the election of directors. Cumulative voting rights mean that each shareholder has the right, in person or by proxy, to multiply the number of votes to which he or she is entitled by the number of directors to be elected and to cast the whole number of such votes for one nominee or distribute them among two or more nominees. On all other matters to come before the Annual Meeting, each share of common stock is entitled to one vote.


                  PRINCIPAL BENEFICIAL OWNERS OF VISTA'S STOCK
                  --------------------------------------------

Principal Owners
----------------

                  The following table sets forth, as of March 12, 1997, the name and address of each person who owns of record or who is known by the Board of Directors to be the beneficial owner of more than five percent (5%) of Vista's outstanding Common Stock, the number of shares beneficially owned by such person and the percentage of Vista's outstanding Common Stock so owned.

                                                         Percent of Outstanding
                                Shares Beneficially            Common Stock
Name and Address                        Owned(1)           Beneficially Owned
----------------                -------------------      ----------------------

Richard A. Cline                       232,030  (2)                 5.6%
813 South Main Street
Stewartsville, New Jersey 08886

Barry L. Hajdu                         223,926  (3)                 5.4%
710 New Brunswick Avenue
Post Office Box 1131
Alpha, New Jersey  08865

                                                        Percent of Outstanding
                                Shares Beneficially            Common Stock
Name and Address                        Owned(1)           Beneficially Owned
----------------                -------------------     -----------------------

Brian W. Hajdu                         224,831  (4)                 5.4%
710 New Brunswick Avenue
Post Office Box 1131
Alpha, New Jersey  08865

Louis Hajdu                            456,284  (5)                11.1%
710 New Brunswick Avenue
Post Office Box 1131
Alpha, New Jersey 08865

Hajdu Group Retirement Plan            214,614  (6)                 5.2%
710 New Brunswick Avenue
Post Office Box 1131
Alpha, New Jersey  08865

Phillipsburg National Bank and          308,102 (7)                 7.5%
 Trust Company
115 South Main Street
P.O. Box 5360
Phillipsburg, New Jersey 08865
-------------------------
(1) The securities "beneficially owned" by an individual are determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the Securities and Exchange Commission ("SEC") and may include securities owned by or for the individual's spouse and minor children and any other relative who has the same home, as well as securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within sixty (60) days after March 12, 1997. Beneficial ownership may be disclaimed as to certain of the securities.
(2) Of the 232,030 shares beneficially owned by Mr. Cline, 135,130 shares are held by him individually and 96,900 shares are owned by his spouse individually.
(3) Of the 223,926 shares beneficially owned by Barry L. Hajdu, 9,312 shares are owned by him individually and 214,614 shares are held in the Hajdu Group Retirement Plan of which Barry L. Hajdu is one of three trustees.
(4) Of the 224,831 shares beneficially owned by Brian W. Hajdu, 10,217 shares are owned by him individually and 214,614 shares are held in the Hajdu Group Retirement Plan of which Brian W. Hajdu is one of three trustees.
(5) Of the 456,284 shares beneficially owned by Louis Hajdu, 231,785 shares are owned by him individually; 214,614 shares are held in the Hajdu Group Retirement Plan of which Louis Hajdu is one of three trustees; and 9,885 shares are owned individually by his spouse.
(6) These shares are held in this retirement plan of which Barry L., Brian W. and Louis Hajdu are co-trustees.
(7) The shares are held in various fiduciary capacities by PNB's trust department or by PNB officers with respect to the bank employee retirement plan.

Beneficial Ownership by Officers, Directors and Nominees
--------------------------------------------------------

                  The following table sets forth as of March 12, 1997, the amount and percentage of the Common Stock beneficially owned by each director and all officers and directors of Vista as a group.

Name of Individual               Amount and Nature of                Percent
or Identity of Group          Beneficial Ownership(1)(2)           of Class(3)
--------------------          --------------------------           -----------

Richard A. Cline                  232,030  (4)                        5.6%
Harold J. Curry                    91,818  (5)(6)                     2.2%
Dale F. Falcinelli                  4,200  (6)(7)                      ----
James T. Finegan, Jr.              22,582  (8)                         ----
Barry L. Hajdu                    223,926  (6)(9)                     5.4%
Barbara Harding                    46,326  (10)                       1.1%
David L. Hensley                    8,745  (11)                        ----
Thomas F. McGinley                173,981  (12)                       4.2%
Mark A. Reda                       49,488  (13)                       1.2%
Marc S. Winkler                     4,947  (14)                        ----

All Directors and Officers
of the Company as a Group
(10 Directors, 5 Officers,
11 Persons in Total)              866,282                            21.1%
-------------------------
 (1) See footnote (1) under the caption entitled "Principal Owners" for the definition of "beneficial ownership."
 (2) Information furnished by the directors and the Company.
 (3) Less than one percent (1%) unless otherwise indicated.
 (4) See footnote (2) under the caption entitled "Principal Owners" for Mr. Cline's beneficial ownership of shares.
 (5) Of the 91,818 shares beneficially owned by Mr. Curry, 64,200 shares are owned by him individually and 27,618 shares are owned individually by his spouse.
 (6) A current Class B director and a nominee for Class B director.
 (7) The 4,200 shares beneficially owned by Mr. Falcinelli are held in an IRA account with Paine Webber, Inc.
 (8) Of the 22,582 shares beneficially owned by Dr. Finegan, 3,691 shares are owned by him individually; 7,709 shares are owned jointly with his spouse; 200 shares are owned individually by his spouse; 1,132 shares are owned by him in an IRA trust account; 1,080 shares are owned by his spouse in an IRA trust account; and 8,770 shares are owned by him in a Profit Sharing Trust.
 (9) See footnote (3) under the caption entitled "Principal Owners" for Mr. Hajdu's beneficial ownership of shares.
(10) Of the 46,326 shares beneficially owned by Mrs. Harding, 5,433 shares are owned by her individually; 2,375 shares are owned jointly with her spouse; 685 shares are owned individually by her spouse; 704 shares are owned by her in an IRA trust account; 645 shares are owned by her spouse in an IRA trust account; and 36,484 shares are held by the Vista Bancorp, Inc. Employees Pension Plan ("Pension Plan Shares") of which Mrs. Harding is a co-trustee with Mr. Keefe and shares investment and voting power with Mr. Keefe with respect to the Pension Plan Shares. Mrs. Harding disclaims any beneficial ownership interest with respect to the Pension Plan Shares.
(11) Of the 8,745 shares beneficially owned by Mr. Hensley, 2,975 shares are owned by him individually; 2,390 shares are owned jointly with his spouse; and 3,380 shares are owned by him in an IRA trust account.
(12) Of the 173,981 shares beneficially owned by Mr. McGinley, 28,413 shares are owned by him individually; 87,471 shares are owned jointly with his spouse; 4,000 shares are owned individually by his spouse; 39,097 shares owned by him in an IRA trust account; and 15,000 shares are held in street name with Mr. McGinley as executor of the Estate of John R. McGinley, Deceased.

(13) Of the 49,488 shares beneficially owned by Mr. Reda, 32,088 shares are owned by him individually; 5,559 shares are owned jointly with his spouse; 677 shares are owned individually by his spouse; 3,238 shares are owned by him as custodian under the New Jersey Uniform Gifts to Minors Act for Louis
     J. Reda; 2,472 shares are owned by him as custodian under the New Jersey Uniform Gifts to Minors Act for Marcy L. Reda; 4,954 shares are owned by him in an IRA trust account; and 500 shares are owned by his spouse in an IRA trust account.
(14) Of the 4,947 shares beneficially owned by Mr. Winkler, 2,083 shares are owned by him individually; 2,700 shares are owned individually by his spouse in an IRA account with National Financial Services, Corp; 120 shares are owned by him as custodian under the Pennsylvania Uniform Gifts to Minors Act for Aaron S. Winkler; 38 shares are owned by him as custodian under the Pennsylvania Uniform Gifts to Minors Act for Austin C. Winkler; and 6 shares are owned by him as custodian under the Pennsylvania Uniform Gifts to Minors Act for Jonah V. Winkler.


Section 16(a) Beneficial Ownership Reporting Compliance
-------------------------------------------------------

                  Section 16(a) of the Securities Exchange Act of 1934 requires Vista's officers and directors, and persons who own more than ten percent of a registered class of Vista's equity securities (in this case the Common Stock), to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish Vista with copies of all Section 16(a) forms that they file.

                  Except as stated below and based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no such forms were required for those persons, Vista believes that, during the period January 1, 1996 through December 31, 1996, all filing requirements applicable to its officers, directors and greater than ten-percent shareholders were complied with.

                  In April, 1996, Mrs. Harding, the President and Chief Executive Officer of Vista, and Mr. Keefe, an Executive Vice President and Chief Financial Officer of Vista, were appointed as co-trustees of the Vista Bancorp, Inc. Employees Pension Plan ("Pension Plan"). In March, 1997, it came to the attention of Vista's corporate counsel that the trustee powers granted to Mrs. Harding and Mr. Keefe under the Pension Plan agreement were such as to include investment and voting power with respect to Vista Common Stock held by the Pension Plan. Such powers were deemed to confer beneficial ownership upon Mrs. Harding and Mr. Keefe with respect to the Vista Common Stock held under the Pension Plan, and, therefore, triggered the ownership reporting requirements. Form 4s for Mrs. Harding and Mr. Keefe should have been filed by May 10, 1996, with respect to this Vista Common Stock. However, Mrs. Harding and Mr. Keefe filed, on March 12, 1997, their Form 4s with the SEC which reported, among their other Vista stockholdings, beneficial ownership of 36,484 shares of Common Stock held by the Pension Plan. Mrs. Harding and Mr. Keefe disclaim any beneficial ownership of these shares. Vista considers the late filing of these Form 4s to be inadvertent.

                              ELECTION OF DIRECTORS
                              ---------------------

                  Vista has a classified Board of Directors with staggered three-year terms of office. In a classified board, the directors are generally divided into separate classes of equal number. The terms of the separate classes expire in successive years. Thus, at each Annual Meeting of Shareholders, successors to the class of directors whose term shall then expire shall be elected to hold office for a term of three years, so that the term of office of one class of directors shall expire in each year.

                  Unless otherwise instructed, the proxy holders will vote the Proxies received by them for the election of the three nominees for Class B directors. If any nominee should become unavailable for any reason, Proxies will be voted in favor of a substitute nominee as the Board of Directors of Vista shall determine. The Board of Directors has no reason to believe the nominees named will be unable to serve if elected. Any vacancy occurring on the Board of Directors of Vista for any reason may be filled by a majority of the directors then in office until the expiration of the term of vacancy.


          INFORMATION AS TO NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS
          ------------------------------------------------------------

                  The following table contains certain information with respect to the nominees and the director(s) whose terms of office expire in 1997, 1998 and 1999, respectively.

                                       Principal Occupation                                Director Since
Name                        Age         for Past Five Years                              Vista/PNB/TRCB(1)
----                        ---        --------------------                              -----------------

Class B Directors Whose Term Will Expire In 1997 And
Nominees For Class B Directors Whose Term Expires In 2000
---------------------------------------------------------
Harold J. Curry              65       Attorney-at-Law                                     1988/1978/1990
(2)

Dale F. Falcinelli           48       Principal of D.F. Falcinelli, Inc.                  1993/------/1990
(3)(4)                                (Management Consultant)

Barry L. Hajdu               48       President of Hajdu Construction, Inc.               1997/1997/1997
                                      (Building Contractors)

Class C Directors Whose Term Expires In 1998
--------------------------------------------

Richard A. Cline             63       Retired; Chairman of the Board                      1988/1979/1990
(2)(3)(4)(5)                          of TRCB

James T. Finegan, Jr.        37       Ophthalmologist                                     1995/1993/------
(4)(5)


                                       Principal Occupation                                Director Since
Name                        Age         for Past Five Years                              Vista/PNB/TRCB(1)
----                        ---        --------------------                              -----------------
Thomas F. McGinley           71       Chairman of the Board of Designer                  1988/1967/------
(2)(4)(5)                             Dispatch, Inc., a ribbon distributor

Class A Directors Whose Term Expires In 1999
--------------------------------------------

Barbara Harding              50       President and CEO of Vista; CEO of                 1988/1985/1990
                                      PNB; Chairman of the Board of PNB

David L. Hensley             50       Executive Vice President of Vista;                 1988/1985/1990
                                      President and Chief Operations
                                      Officer of PNB

Mark A. Reda                 45       Vice President of Lou Reda, Inc.,                  1988/1987/------
(2)(3)(5)                             a vendor of office furniture

Marc S. Winkler              40       President and CEO of TRCB (1996 to                 1990/------/1990
                                      present); President of TRCB (1990 to
                                      (1996); Senior Vice President, Treasurer,
                                      and Chief Financial Officer of Vista
                                      (1988 to 1993)

-------------------------
(1) PNB means The Phillipsburg National Bank and Trust Company and TRCB means Twin Rivers Community Bank.
(2) Member of the Executive Committee. The Executive Committee consists of four
    (4) outside directors who are appointed annually by the Chief Executive Officer of Vista who also attends the meetings. The Executive Committee reviews personnel policy and issues with respect to compensation, benefits, appointments and promotions and makes recommendations to the Board of Directors. The Executive Committee also reviews the operations of the Board of Directors with respect to directors' fees and frequency of Board of Directors' meetings as well as Vista's capital structure, stock position and earnings. In addition, the Executive Committee analyzes other management issues and periodically makes recommendations to the Board of Directors based on its findings. The Executive Committee met five (5) times in 1996.
(3) Member of the Audit Committee. The Audit Committee consists of three (3) outside directors as well as one outside director from each of the Bank Subsidiaries. This committee meets quarterly. The Audit Committee is responsible for the review and evaluation of the system of internal controls and corporate compliance with applicable rules, regulations and laws. The Audit Committee meets with Vista's internal auditor, outside independent auditors and senior management to review the scope of the internal and external audit engagements, the adequacy of the internal and external auditors, corporate policies to ensure compliance and significant changes in accounting principles. The Audit Committee met four (4) times in 1996.
(4) Member of the Planning Committee. The Planning Committee consists of four
    (4) outside directors who are appointed annually by the Chief Executive Officer of Vista who also attends the meetings. Presidents of the subsidiary banks attend on an "as needed" basis. The committee works with management to formulate strategic planning of Vista which encompasses a three year period. The Board of Directors of the subsidiaries forward their strategic plans and opportunities to the Corporate Planning Committee for its review, guidance and/or approval. The Planning Committee met one (1) time in 1996.
(5) Member of the Retirement Committee. The Retirement Committee consists of four (4) outside directors who are appointed annually by the Chief Executive Officer of Vista who also attends the meetings. The Committee is responsible for evaluating Vista's retirement benefits including the pension plan. The Committee reviews and votes on all proposed changes to the Plan. The Retirement Committee did not meet in 1996.

                  Outside directors received, in 1996, four hundred dollars ($400) for each regular meeting and two hundred dollars ($200) for each special committee meeting of Vista they attended. Subsidiary officers did not receive directors' fees for attendance at their respective committee or board meetings. The Board of Directors of Vista adopted a policy which stated that the Board of Directors will hold monthly meetings during 1996, except for the months of March, June, September and December, for which no meetings were held. The Board of Directors held, in 1996, eight (8) meetings in order to conduct the business of Vista.

                  In 1996, the Board of Directors received $33,800 in the aggregate for attendance at Board and committee meetings.

                  All of the Directors attended at least seventy-five percent (75%) of the combined total number of meetings of the Board of Directors and the committees on which they served.

                  The Board of Directors does not have a nominating committee. A shareholder who desires to propose an individual for consideration by the Board of Directors as a nominee for director should submit a proposal in writing to the Secretary of Vista in accordance with Section 202 of Vista's by-laws.

Principal Officers
------------------

                  The following table sets forth selected information about the principal officers of Vista, each of whom is elected by the Board of Directors of Vista and each of whom holds office at the discretion of the Board of Directors of Vista:

                                                                  Bank             Number of Shares
                                                   Held         Employee            of the Company
Name                       Position                Since          Since          Beneficially Owned(1)      Age
----                       --------                -----        --------         ---------------------      ---
Thomas F. McGinley         Chairman                 1994            (2)                173,981(3)           71
                           of the Board

Harold J. Curry            Vice Chairman            1995            (2)                 91,818(4)            65
                           of the Board

Barbara Harding            President and CEO        1988           1965                 46,326(5)            50

David L. Hensley           Executive Vice           1988           1983                  8,745(6)            50
                           President

William F. Keefe           Executive Vice           1993           1989                 44,723(7)            38
                           President and Chief
                           Financial Officer

-------------------------
(1) See footnote (1) under the caption entitled "Principal Owners" for the definition of "beneficial ownership."

(2) Messrs. McGinley and Curry are not full time employees of Vista or the Bank Subsidiaries.
(3) See footnote (12) under the caption entitled "Beneficial Ownership by Officers, Directors and Nominees" for Mr. McGinley's beneficial ownership.
(4) See footnote 5 under the caption entitled "Beneficial Ownership by Officers, Directors and Nominees" for Mr. Curry's beneficial ownership.
(5) See footnote (10) under the caption entitled "Beneficial Ownership by Officers, Directors and Nominees" for Mrs. Harding's beneficial ownership.
(6) See footnote (11) under the caption entitled "Beneficial Ownership by Officers, Directors and Nominees" for Mr. Hensley's beneficial ownership.
(7) Of the 44,723 shares owned by Mr. Keefe, 4,740 shares are owned by him individually; 2,949 shares are owned jointly with his spouse; 200 shares are held for him under a nominee name; 350 shares are owned by him in an IRA trust account; and 36,484 shares are Pension Plan Shares of which Mr. Keefe is a co-trustee with Mrs. Harding and shares investment and voting power with Mrs. Harding with respect to the Pension Plan Shares. Mr. Keefe disclaims any beneficial ownership interest with respect to the Pension Plan Shares.


Remuneration of Officers and Directors
--------------------------------------

                  The following table sets forth all remuneration for services in all capacities paid by the applicable bank subsidiary in 1996 to Barbara Harding, President and Chief Executive Officer of Vista and Chairman and Chief Executive Officer of Phillipsburg National Bank; David L. Hensley, Executive Vice President of Vista and President and Chief Operations Officer of Phillipsburg National Bank; Marc S. Winkler, President and Chief Executive Officer of Twin Rivers Community Bank; and William F. Keefe, Executive Vice President and Chief Financial Officer of Vista and Senior Vice President and Chief Financial Officer of Phillipsburg National Bank. No other officer's aggregate salary and bonus exceeded $100,000 during 1996.

                                            SUMMARY COMPENSATION TABLE

                                    ---------------------------------------------------------------------------
                                                                                  LONG TERM COMPENSATION
                                                                         -----------------------------------------------------
                                             ANNUAL COMPENSATION               AWARDS            PAYOUTS
------------------------------------------------------------------------------------------------------------------------------
                                                               Other
Name and                                                      Annual      Restricted                                 All Other
Principal                             Salary      Bonus      Compensa-       Stock       Options/       LTIP          Compen-
Position                     Year       ($)        ($)      tion(1)($)     Award(s)        SARs        Payouts        sation
------------------------------------------------------------------------------------------------------------------------------
Barbara Harding,             1996     169,520    30,658       23,749          -0-           -0-          -0-            -0-
President/CEO of Vista and   1995     153,972    24,848       22,456
Chairman/ CEO of PNB         1994     143,884    24,265       15,469

David L. Hensley,            1996     139,048    25,626       21,111          -0-           -0-          -0-            -0-
Executive Vice President     1995     128,336    20,932       20,334
of Vista and President and   1994     119,860    19,470       17,836
Chief Operations Officer of
PNB

Marc S. Winker,              1996     124,020    14,985       14,085          -0-           -0-          -0-            -0-
President/CEO of TRCB        1995     111,956     9,125       13,528
                             1994     104,624     8,000       13,366

William F. Keefe,            1996     100,048    22,116       13,562          -0-           -0-          -0-            -0-
Executive Vice President/    1995      89,417    17,483        8,762
CFO of Vista and Sr. Vice
President/CFO of PNB

-------------------------
(1) Includes directors' fees; life, medical and disability insurance premiums; 401(k) matching contributions; automobile use and social club dues.


Report of the Executive Committee on Executive Compensation
-----------------------------------------------------------

                  Executive compensation for the officers of Vista and the Bank Subsidiaries is determined by the Executive Committee of Vista's Board of Directors. The recommendations of the Executive Committee with respect to executive compensation are presented to all members of the Board of Directors for their approval. Salaries and bonuses for the executive officers are reviewed annually. All executive compensation is paid by the respective subsidiary bank to the applicable executive.

                  Barbara Harding, in her role of President and Chief Executive Officer of Vista, reviews the salaries, bonuses and other compensation of the executive officers of the bank subsidiaries with the Executive Committee. Mrs. Harding submits a written report on executive compensation to the Executive Committee. Mrs. Harding is not present when the Executive Committee reviews and sets her compensation and bonus.

                  The following themes or guidelines are used by the Executive Committee in setting compensation:

                  -- Compensation should be meaningfully related to the value created for shareholders.

                  -- Compensation should support the strategic goals and
                     objectives of Vista.

                  -- Compensation should reflect and promote Vista's value, and reward an individual for an outstanding contribution to Vista's success.

                  -- Compensation should be fair and competitive with the
                     banking industry based on Vista's size and regional location.

                           Submitted By The Members Of The
                           Executive Committee

                           Richard A. Cline                     Harold J. Curry
                           Thomas F. McGinley                   Mark A. Reda


Stock Performance Graph and Table
---------------------------------

                  The following graph and table compare the cumulative total shareholder return on Vista's Common Stock during the period June 30, 1993(1), through and including December 31, 1996, with (i) the cumulative total return on the SNL Securities Corporate Performance Index(2) for 35 publicly-traded banks

Retirement Plan
---------------

                  Vista maintains a defined benefit pension plan covering all employees. Benefits under the plan are based on a "Cash Balance" type formula under which hypothetical accounts are maintained for each employee. The initial amount of this account was the actuarial present value of pension benefits earned under a prior formula. In subsequent years, this hypothetical account is increased by an annual addition based on the employee's salary, length of service, and by interest credits. At retirement, the amount in this hypothetical account will be converted to the actuarially equivalent monthly income.

                  Estimated annual benefits payable upon retirement at normal retirement age (age 65) for each named executive are as follows:

                  Barbara Harding                             $145,868
                  David L. Hensley                            $ 77,304
                  Marc S. Winkler                             $130,102
                  William F. Keefe                            $107,393

                  These estimates are based on the assumption that base salaries will increase at an annual rate of 5%; that there will be no bonuses for years after 1995; that the federal limit on maximum compensation will grow at a ratio of 3% per year; and that the maximum limit on plan benefits will increase such that it will not limit benefits for these employees.

                  Vista also has a 401(k) Retirement Savings Plan. Under the 401(k) Retirement Savings Plan, employee contributions are partially matched by Vista. Such matching becomes vested proportionally over five years of credited service.

Employee Incentive Plan
-----------------------

                  In 1994, Vista shareholders approved an Employee Incentive Plan. Under the terms of this plan, employees are eligible to receive an incentive bonus based on the Bank Subsidiaries achieving certain performance benchmarks. Moreover, 50% of the amount awarded to executive officers shall be paid in cash and 50% in the form of the Common Stock. Such shares awarded shall be issued as of the last business day of the third fiscal year following the year to which the award relates.

Certain Transactions
--------------------

                  There have been no material transactions, proposed or consummated, between Vista and the Bank Subsidiaries with any director or executive officer of Vista and the Bank Subsidiaries or any associate of the foregoing persons. Vista and the Bank Subsidiaries have had and intend to continue to have banking and financial transactions in the ordinary course of business with directors and officers of Vista and the Bank Subsidiaries and their associates on comparable terms and with similar interest rates as those prevailing from time to time for other customers of Vista and the Bank Subsidiaries. Total consolidated loans outstanding from Vista at December 31, 1996, to Vista's and the Bank Subsidiaries' officers and directors as a group and members of their immediate families and companies in which they have an ownership interest of ten percent (10%) or more was $4.4 million or 11.4% of Vista's total consolidated capital accounts. The largest amount of indebtedness outstanding at any time during fiscal year 1996 to the above identified group was $4.7 million or 13.2% of Vista's total consolidated capital accounts. The interest income earned by Vista on such loans was $352 thousand for 1996. During 1996, advances and repayments on these loans were $1.5 million and $1.8 million, respectively. Such loans do not involve more than the normal risk of collectibility nor do they present other unfavorable features.


                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
                 ----------------------------------------------
                                    (Item 2)

                  Unless instructed to the contrary, it is intended that votes will be cast pursuant to the Proxies for the ratification of the selection of Rudolph, Palitz LLP as Vista's independent public accountants for its fiscal year ending December 31, 1997. Vista has been advised by Rudolph, Palitz LLP that none of its members has any financial interest in Vista. Ratification of Rudolph, Palitz LLP will require an affirmative vote of a majority of the outstanding shares of Common Stock represented at the Annual Meeting. Rudolph, Palitz LLP served as Vista's independent public accountants for Vista for the year ended December 31, 1996.

                  Rudolph, Palitz LLP performed customary audit services and provided assistance in connection with regulatory matters, charging Vista for such services at its customary hourly billing rates. The non-audit services were approved by Vista's Board of Directors, after due consideration of the effect of the performance thereof on the independence of the accountants and after the conclusion by Vista's Board of Directors that there was no effect on the independence of the accountants.

                  In the event that the shareholders do not ratify the selection of Rudolph, Palitz LLP as Vista's independent public accountants for the 1997 fiscal year, another accounting firm will be chosen to provide independent public accountant audit services for the 1997 fiscal year. The Board of Directors recommends that the shareholders vote FOR the ratification of the selection of Rudolph, Palitz LLP as the auditors for Vista for the year ending December 31, 1997.

                  It is understood that even if the selection of Rudolph, Palitz LLP is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent auditing firm at any time during the year if the Board of Directors determines that such a change would be in the best interests of Vista and its shareholders.




                                       13